Exhibit 10.1

Form for 2X severance benefits; 24 Month Restricted Period

AGREEMENT

between

Haverty Furniture Companies, Inc.

a Maryland corporation,

and

Name

As of

Date

TABLE OF CONTENTS

1.	Defined Terms	2

2.	Term of Agreement	2

3.	Company's Covenants Summarized	3

4.	The Executive's Covenants	4

5.	Compensation Other Than Severance Payments	5

6.	Severance Payments	6

7.	Termination Procedures	9

8.	No Mitigation	10

9.	Protective Covenants	10

10.	Successors and Assigns; Binding Agreement	22

11.	Notices	23

12.	Miscellaneous	23

13.	Section 409A	23

14.	Counterparts	26

15.	Settlement of Disputes; Mediation	26

16.	Entire Agreement; Amendment	26

17.	Applicable Law; Forum Selection; Consent to Jurisdiction	26

18.	Severability	27

19.	Construction	27

20.	Definitions	27

AGREEMENT

THIS AGREEMENT dated as of                   is made by and between Haverty Furniture Companies, Inc., a Maryland corporation (the "Company"), and                                 (the "Executive").

WHEREAS the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

WHEREAS the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect through December 31,       ; provided, however, that commencing on January 1,        and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend this Agreement. Notwithstanding the foregoing, if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred.

3. Company's Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 and Section 9 hereof, the Company agrees, under the conditions described herein, to pay the Executive the "Severance Payments" described in Section 6.01 hereof in the event the Executive's employment with the Company is terminated  during the term of this Agreement and following a Change in Control, unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability, or (iii) by the Executive without Good Reason.  Except as provided by the second sentence of Section 6.01 hereof, no amount or benefit shall be payable under this Agreement unless there shall have been a termination of the Executive's employment with the Company following a Change in Control.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive's Covenants.  The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months after the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death or Disability, or (iv) the termination by the Company of the Executive's employment for any other reason.

5. Compensation Other Than Severance Payments.
 5.01  If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

5.02  If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any retirement, insurance or other compensation or benefit plans, programs and arrangements of the Company.  Any such compensation and benefits shall be determined under, and paid in accordance with, such retirement, insurance or other compensation or benefit plans, programs and arrangements of the Company.

6. Severance Payments.
6.01  Subject to Section 6.02, Section 6.05 and Section 9 hereof, the Company shall pay the Executive the payments described in this Section 6.01 (collectively, the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement, unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability, or (iii) by the Executive without Good Reason.  For purposes of the immediately preceding sentence, if a termination of the Executive's employment occurs prior to a Change in Control, but following a Potential Change in Control in which a Person has entered into an agreement with the Company the consummation of which will constitute a Change in Control, such termination shall be deemed to have followed a Change in Control and to have been (i) by the Company without Cause, if the Executive's employment is terminated without Cause at the direction of such Person, or (ii) by the Executive with Good Reason, if the Executive terminates his or her employment with Good Reason and the act (or failure to act) which constitutes Good Reason occurs following such Potential Change in Control and at the direction of such Person.

(A)  In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum cash severance payment within sixty (60) days following the Date of Termination equal to two (2) times the sum of (i) the higher of (x) the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or (y) the average of Executive's annual base salary for the three (3) years immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based, plus (ii) the higher of (x) the amount paid to the Executive as annual non-equity incentive plan compensation in the year preceding the year in which the Date of Termination occurs or (y) the average amount so paid in the three (3) years preceding that in which the Date of Termination occurs (or, if the Executive is not eligible for annual non-equity incentive plan compensation and, instead, is eligible for an annual discretionary bonus, the higher of (x) the amount paid to the Executive as an annual discretionary bonus in the year preceding the year in which the Date of Termination occurs or (y) the average amount so paid in the three (3) years preceding that in which the Date of Termination occurs).

(B)  The Company shall pay to the Executive a pro-rata bonus for the annual incentive plan performance period ("Plan Year") in which the Date of Termination occurs (the "Final Year Bonus"), the calculation and payment of which shall depend upon when the Date of Termination occurs, as follows:

(1)   if the Date of Termination occurs during the same Plan Year in which the Change in Control occurs, the Final Year Bonus shall equal product of (x) the Executive's target annual bonus for such year, and (y) a fraction, the numerator of which is the number of days in the Plan Year through the Date of Termination, and the denominator of which is 365; and such Final Year Bonus shall be paid a single lump sum cash payment within sixty (60) days after the Date of Termination (or any later date that may be required pursuant to Section 13 hereof);

(2)  if the Date of Termination occurs after the end of the Plan Year in which the Change in Control occurs, the Final Year Bonus shall equal product of (x) the amount the Executive would have earned, if any, under the annual incentive plan for such year based on actual financial performance for such Plan Year, and (y) a fraction, the numerator of which is the number of days in the Plan Year through the Date of Termination, and the denominator of which is 365; and such Final Year Bonus shall be paid in a single lump sum cash payment at the time such bonus awards are normally paid for such Plan Year (or any later date that may be required pursuant to Section 13 hereof);

(C)  All of the Executive's equity awards outstanding on the Date of Termination shall be treated as follows: (1) all time-based restrictions on awards of restricted stock or unit awards shall lapse as of the Date of Termination; (2) all stock options shall be fully vested and exercisable as of the Date of Termination; and (3) any performance shares or units shall be governed by the terms and conditions of the Company's long-term incentive plan under which they were awarded.

(D)  If the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive's eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for twenty-four (24) months following the Date of Termination (the "COBRA Reimbursement Period"), the Company shall pay to the Executive monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that the Executive would have had to pay for such coverage if he or she had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (1) if the Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Executive's spouse), the Company's obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (2) the COBRA Reimbursement Period shall only run for the period during which the Executive is eligible to elect health coverage under COBRA and timely elects such coverage; and (3) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period.

(E)  If Executive timely elects to convert his or her life insurance coverage provided under the Company's group life insurance plan to an individual policy, then for twenty-four (24) months following the Date of Termination (the "Life Insurance Premium Period"), the Company shall pay to the Executive monthly payments of an amount equal to the premiums for the Executive's individual basic life insurance policy provided by the Company's group life insurance carrier (with the dollar value of the premium payment paid by the Company being equal to one and one-half (1.5) times the amount that the Company would have had to pay if the Executive had remained employed during the Life Insurance Premium Period (notwithstanding the fact that such amount may increase during the Life Insurance Premium Period), less withholding for taxes and other similar items; provided, however, that if the Executive becomes eligible to receive life insurance under a program of a subsequent employer, the Company's obligation to pay the premium as described herein shall cease, except as otherwise provided by law.

6.02 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with and contingent on a Change in Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would not be deductible (in whole or part), by the Company, an affiliate or Person making such payment or providing such benefit, as a result of Section 280G of the Code, then, to the extent necessary to make the remaining portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), (A) the cash Severance Payments and/or other cash payments provided for hereunder, in each case, to the extent still unpaid, shall first be reduced (if necessary, to zero), and (B) all other noncash Severance Payments and/or other non-cash benefits provided for hereunder, in each case, to the extent still unfurnished, shall next be reduced (if necessary, to zero), and (C) the Executive shall have no right to receive hereunder, and neither the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person shall be obligated to make, pay or furnish to the Executive hereunder any payment or benefit in excess of those payments or benefits provided hereunder as reduced, if applicable, pursuant to clause (A) or clause (B) above.  For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 6.02, (1) the aggregate "parachute payments" paid to or for the Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code (an "Overpayment"), then the Executive shall, at the direction of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, and shall pay promptly (and in no event later than sixty (60) days following the date on which such Overpayment is determined) any such Overpayment to the Company together with interest at the rate provided in Section 7872(f)(2) of the Code from the date of the Executive's receipt of such Overpayment until the date of his or her correction of such Overpayment, provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of such taxes; or (2) the aggregate "parachute payments" paid to or for the Executive's benefit have been unnecessarily limited by this Section 6.02 ("Underpayment"), then any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist.

6.03  Executive shall be provided with reasonable outplacement services for up to one year following the Executive's Date of Termination by a service provider of the Company's choice.

6.04  In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover its or his or her reasonable attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity. If the Executive is awarded the right to recover his or her reasonable attorneys' fees and costs of litigation under this Section 6.04, the reimbursement of attorneys' fees and costs of litigation shall be made within ten (10) business days following the date on which such rights are established.

6.05  Notwithstanding anything to the contrary in this Agreement, the Company shall be obligated to provide Severance Payments only if (i) within forty-five (45) days after the Date of Termination the Executive shall have executed a full general release of claims and covenant not to sue in the form provided by the Company (the "Release Agreement") and such Release Agreement shall not have been revoked within any revocation period specified in the Release Agreement; and (ii) the Executive complies with his or her obligations set forth in Section 9 hereof.

7. Termination Procedures.

7.01  Notice of Termination.  After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

7.02  Date of Termination.  "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control or prior to a Change in Control, but following a Potential Change in Control in which a Person has entered into an agreement with the Company the consummation of which will constitute a Change in Control and during the term of this Agreement, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause, in which case termination may be effective immediately) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

 8.  No Mitigation.  The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6.  Except as otherwise provided in Section 6.01(D) hereof, the amount of any payment or benefit provided for in Section 6 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Protective Covenants.

9.01  Acknowledgments.

(A)  The Executive acknowledges and agrees that he or she has received good and valuable consideration for entering into this Agreement, including, without limitation, access to and use of Company's Confidential Information and access to the Company's customer, vendor and employee relationships and goodwill, and further acknowledges that the Company would not employ or continue to employ the Executive in the absence of his or her execution of and compliance with this Agreement.

(B)  The Executive acknowledges and agrees that he or she is being provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer and vendor information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company's legitimate business interests if it was disclosed or used in violation of this Agreement.  The Executive also acknowledges and agrees that he or she is being provided and entrusted with access to the Company's customer, vendor and employee relationships and goodwill.  The Executive further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer, vendor and employee relationships, and goodwill in the absence of the Executive's execution of and compliance with this Agreement.  The Executive further acknowledges and agrees that the Company's Confidential Information, customer, vendor and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(C)  The Executive acknowledges and agrees that as a result of his or her employment with the Company, his or her knowledge of and access to Confidential Information, and his or her relationships with the Company's customers, vendors and employees, the Executive would have an unfair competitive advantage if the Executive were to engage in activities in violation of this Agreement.

(D)  The Executive acknowledges and agrees that, in the event that his or her employment with the Company terminates, the Executive possesses marketable skills and abilities that will enable the Executive to find suitable employment without violating the covenants set forth in this Agreement.

9.02  Definitions.  The following capitalized terms used in this Section 9 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a)  "Competitive Services" means the business of providing services as a specialty retailer of residential furniture and accessories, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of the Executive's Termination Date, or during the two (2) years immediately prior to the Executive's Termination Date.

(b)  "Confidential Information" means any and all data and information relating to the Company, its activities, business, vendors or clients that (i) is disclosed to the Executive or of which the Executive becomes aware as a consequence of his or her employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company.  "Confidential Information" shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by O.C.G.A. § 10-1-761); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; vendor lists; customer lists; customer files, data and financial information; vendor files, data and financial information; details of customer contracts; details of vendor contracts; current and anticipated customer requirements; current and anticipated vendor requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  "Confidential Information" also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company.  In addition to data and information relating to the Company, "Confidential Information" also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential.  This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.  "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(c)  "Intellectual Property Rights" means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, pending, now existing or hereafter filed, issued, or acquired, including all (a) patent rights; (b) rights associated with works of authorship including copyrights and mask work rights; (c) rights relating to the protection of trade secrets and confidential information; (d) trademarks, service marks, trade dress, and trade names; and (e) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

(d)  "Invention" means any discovery, process, formula, method, compound, composition of matter, technique, development, improvement, design, schematic, device, concept, system, technical information, or know-how, whether patentable or not, and any and all  patent rights therein, whether now or hereafter perfected and reduced to practice.

(e)   "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(f)  "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(g)  "Prohibited Competitor" means any one of the following companies or any parent or subsidiary thereof: Rooms to Go, Ashley Furniture Industries, Inc. or Ethan Allan Interior Inc.

(h)   "Protected Work" means any and all ideas, Inventions, Works, hardware systems, logos, trade dress, trademarks, service marks, brand names, and trade names (i) conceived, developed or produced by the Executive, in whole or in part, alone or by others working with the Executive or under his or her direction, during the period of his or her employment, (ii) conceived, produced or used or intended for use by or on behalf of the Company or its customers or vendors or (iii) conceived, developed or produced by the Executive after the Executive leaves the employ of the Company that relates to or is based on Confidential Information to which the Executive had access by virtue of his or her employment with the Company.

(i)  "Protective Covenants" means the protective covenants contained in Sections 9.03 through 9.08 hereof.

(j)  "Restricted Period" means any time during the Executive's employment with the Company, as well as twenty-four (24) months following the Executive's Termination Date.

(k)  "Restricted Territory" means: (i) the following states: Alabama, Arkansas, Florida, Georgia, Indiana, Kansas, Kentucky, Louisiana, Maryland, Missouri, North Carolina, Ohio, South Carolina, Tennessee, Texas, and Virginia; and (ii) any other territory where the Executive is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while the Executive is still employed by the Company) or the Termination Date (if the conduct occurs after the Executive's Termination), as applicable.

(l)  "Termination" means the termination of the Executive's employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.

(m)  "Termination Date" means the date of the Executive's Termination.
(n)  "Works" means any works of authorship, compilations, documents, data, notes, designs, photographs, artwork, drawings, visual or aural works, data bases, computer programs, software (source code and object code), systems, programs, software integration techniques, schematics, flow charts, studies, research, findings, manuals, pamphlets, instructional and training materials and other materials, including, without limitation, any modifications or improvements thereto or derivatives therefrom, and whether or not subject to copyright or trade secret protection.

9.03  Restriction on Disclosure and Use of Confidential Information.  The Executive agrees that the Executive shall not, directly or indirectly, use any Confidential Information on the Executive's own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information.  This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.  The Executive further agrees that he or she shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, the Executive shall not be restricted from:  (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Executive has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.04  Non-Competition.  The Executive agrees that, during the Restricted Period, he or she will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his or her own or on behalf of a Prohibited Competitor, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory.

9.05  Non-Interference with Suppliers and Vendors.  The Executive agrees that, during the Restricted Period, he or she shall not, without the prior written consent of the Company, directly or indirectly, on his or her own behalf or as a Principal or Representative of any Person, (i) solicit or persuade or attempt to solicit or persuade any of the Company's suppliers or vendors to stop doing business with the Company or to otherwise adversely alter their business relationship with the Company, or (ii) otherwise interfere or attempt to interfere with the business relationship between the Company and any of its suppliers or vendors.

9.06  Non-Recruitment of Employees and Independent Contractors.  The Executive agrees that during the Restricted Period, he or she shall not, directly or indirectly, whether on his or her own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company to terminate his or her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with the Executive or any other Person.

9.07  Proprietary Rights.

(A)
The Executive acknowledges and agrees that any and all Confidential Information and Protected Works, and all Intellectual Property Rights therein, are the sole and exclusive property of the Company, and that no compensation in addition to the Executive's base salary is due to the Executive for development, assignment or transfer of Protected Works.  The Executive acknowledges and agrees that all Works related to or useful in the business of the Company, whether created within or without the Company's facilities and before, during or after normal business hours, are specifically intended to be "works made for hire" by the Executive created within the scope of employment with the Company, and Protected Works.   The Executive hereby waives any and all moral rights he or she may have to the Works in the United States and all other countries, including, without limitation, any rights the Executive may have under 17 U.S.C. § 106A.

(B)
The Executive will promptly and fully disclose in writing to the Company the existence of any Protected Works and maintain adequate written records of all Protected Works, which records remains the exclusive property of the Company.

(C)
The Executive hereby assigns and transfers, and agrees to assign and transfer, all of his or her rights, title and interest, as and when those rights arise, in any and all Protected Works, including all Intellectual Property Rights therein, to the Company.  If and to the extent it is impossible as a matter of law to assign rights, including, without limitation, Intellectual Property Rights in any portion of the Protected Works to the Company, the Executive hereby grants to the Company an exclusive, irrevocable, perpetual, transferable, fully paid-up, royalty-free, worldwide and unlimited right and license (with right to sublicense) to make (including the right to practice methods, processes and procedures), have made, sell, import, export, distribute, use and exploit in any possible ways (including, but not limited to, modify, copy, amend, translate, display, further develop, prepare derivative works of, distribute and sublicense) all Intellectual Property Rights pertaining to the Protected Works, and any portion of it.  The Executive shall not be entitled to use Protected Works for his or her own benefit or the benefit of anyone, except the Company, without written permission from the Company and then only subject to the terms of such permission.  The Executive agrees that he or she will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company.  The Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys' fees, if Protected Works are made available to third parties by him or her, without the express written consent of the Company.

Anything herein to the contrary notwithstanding, the Executive will not be obligated to assign to the Company any Invention or Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the Invention or Work relates (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development; or (ii) the Invention or Work results from any work performed by the Executive for the Company.  The Executive likewise will not be obligated to assign to the Company any Invention or Work that is conceived by the Executive after the Executive leaves the employ of the Company, except that the Executive is so obligated if the same relates to or is based on Confidential Information to which the Executive had access by virtue of his or her employment with the Company.  Similarly, the Executive will not be obligated to assign any Invention or Work to the Company that was conceived and reduced to practice prior to his or her employment, regardless of whether such Invention or Work relates to or would be useful in the business of the Company.

(D)
The Executive will, during and after his or her employment, communicate to the Company any facts known to him or her regarding the Protected Works and, at the Company's request, testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute and deliver all transfers, assignments, instruments and papers (including, without limitation, applications for registration, divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications) and take such further action as may be considered necessary by Company to carry into full force and effect the assignment, transfer, and conveyance made or to be made of title to the Protected Works and all Intellectual Property Rights therein clearly and exclusively to the Company and to enforce and defend the Company's rights therein.

(E)
The Executive acknowledges and affirms that either (i) there are no Works or Inventions conceived, developed or produced by the Executive, whether or not perfected and reduced to practice, prior to his or her employment with Company, or (ii) the Executive has, on or before signing this Agreement, disclosed all such prior Works and Inventions to the Company in writing and provided to the Company a detailed written description thereof.  The Executive acknowledges and agrees that there is no other contract or duty on his or her part now in existence to assign Protected Works to anyone other than the Company.

9.08  Return of Materials.  The Executive agrees that he or she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his or her possession or subject to his or her control, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that the Executive received from or through his or her employment with the Company.  The Executive will not make, distribute, or retain copies of any such information or property.  To the extent that the Executive has electronic files or information in his or her possession or control that belong to the Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, the Executive shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.  The Executive agrees that he or she will reimburse the Company for all of its costs, including reasonable attorneys' fees, of recovering the above materials and otherwise enforcing compliance with this provision if he or she does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Company or if the Executive otherwise fails to comply with this provision.

9.09  Enforcement of Protective Covenants.
(A)
The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event the Executive breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  The Executive understands and agrees that if he or she violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  The Executive understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Protective Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from the Executive its reasonable costs and attorneys' fees incurred in enforcing such covenants.  The Company's ability to enforce its rights under the Protective Covenants or applicable law against the Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of the Executive based on, or arising out of, this Agreement or any other event or transaction.

(B)
The Executive acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects.  The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Protective Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant.  If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company's legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

9.10  Existing Covenants.  The Executive represents and warrants that his or her employment with the Company does not and will not breach any agreement that the Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer.  The Executive will not disclose to the Company or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by the Executive.

9.11  Disclosure of Agreement.  The Executive acknowledges and agrees that, during the Restricted Period, he or she will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender.  The Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of the Executive aware of the existence and terms of this Agreement.

9.12   Right to Use Likeness.  The Executive irrevocably authorizes the Company to use his or her likeness and/or name in any photograph, image, video, motion picture, performance, sound recording, or in any other media or format ("Likeness") for any purpose, including but not limited to advertising, publicizing or marketing for the Company, and to use and license others to use his or her Likeness for such purposes, without any compensation to the Executive.  The Executive further acknowledges and agrees that all property rights in and to the Company's use of the Executive's Likeness are the sole and exclusive property of the Company in perpetuity without limitation.  The Executive agrees that the Company is the sole owner of all rights in the negatives, photographs, video or audio recordings, prints, and all other items bearing the Executive's Likeness, including full domestic and foreign copyrights therein, and shall have the exclusive right to make such use of the Executive's Likeness as it wishes, including, but not limited to, the right to display, reproduce, and distribute it in all media, and the right to create, perform, display, or reproduce derivative works thereof.  In addition, the Executive waives any right of privacy associated with his or her Likeness, as well as any right to inspect or approve the finished product wherein his or her Likeness appears.

10. Successors and Assigns; Binding Agreement.

10.01  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  This Agreement can be assigned by the Company and shall be binding and inure to the benefit of the Company, its successors and assigns.  No right, obligation or duty of this Agreement may be assigned by the Executive without the prior written consent of the Company.

10.02  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

11. Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:               Haverty Furniture Companies, Inc.
780 Johnson Ferry Rd., Suite 800
Atlanta, Georgia 30342
Attention:  President

To the Executive:              Officers' Name
Street
City, State, Zip Code

12. Miscellaneous.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  All references to Sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such Sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under Sections 6 and 9 shall survive the expiration of the term of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Section 409A of the Code.  This Agreement shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Board, in its sole discretion and without the consent of the Executive, may amend the provisions of this Agreement if and to the extent that the Board determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(A)  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt deferred compensation for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Executive's termination of employment, such non-exempt deferred compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not affect the dollar amount or prohibit the vesting of any non-exempt deferred compensation upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any non-exempt deferred compensation, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(B)  Each payment made under Section 6 of this Agreement is designated as a "separate payment" within the meaning of Section 409A.

(C)  If at the time of the Executive's Date of Termination, the Executive is a "specified employee", as determined in accordance with the requirements of Section 409A(a)(2)(B)(i) of the Code (and any applicable guidance thereunder) and the deferral of the commencement of any payments or benefits otherwise payable under this Agreement as a result of such Date of Termination is necessary to comply with Section 409A (after giving effect to all relevant exceptions), then the Company shall defer the commencement of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided) and accumulate such amounts with interest at one hundred percent (100%) of the short-term applicable federal rate as in effect for the month in which the Date of Termination occurred for the same period until the first day of the seventh month following the Executive's Date of Termination (or, if earlier, the date of the Executive's death) at which time the accumulated amounts with interest shall be paid.

(D)  Any reimbursements provided under this Agreement shall be made in any event no later than the last day of the Executive's taxable year following the taxable year in which the expense was incurred or if the reimbursement is made for expenses due to a tax audit or litigation addressing the existence or amount of a tax liability, by the end of the Executive's taxable year following the Executive's taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive's taxable year following the Executive's taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The reimbursements paid by the Company during any taxable year of the Executive will not affect the reimbursements paid by the Company in another taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

(E) Whenever in this Agreement a payment or benefit is conditioned on the Executive's execution of a Release, such Release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes non-exempt deferred compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.

14. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Settlement of Disputes; Mediation.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  Prior to filing a lawsuit against the Company for an alleged breach of this Agreement or any other claim arising out of or relating to the Executive's employment with the Company, the Executive agrees that he or she will first give the Company written notice of all such claims and, within thirty (30) days after providing such notice, engage in good faith in a mediation with the Company in an effort to resolve such claims.  Nothing in this Agreement shall require the Company to provide the Executive notice or to engage in mediation prior to filing a lawsuit against the Executive for an alleged breach of this Agreement or any other claim arising out of or relating to the Executive's employment with the Company.

16. Entire Agreement; Amendment.  This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

17. Applicable Law; Forum Selection; Consent to Jurisdiction.  The Company and the Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles.  The Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Georgia.  With respect to any such court action, the Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Both parties hereto further agree that the state and federal courts of the State of Georgia are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

18. Severability; Waiver.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

19. Construction.  The Parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

20. Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:
(A)  "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.
(B)  "Board" shall mean the Board of Directors of the Company.

(C)  "Cause" for termination by the Company of the Executive's employment shall mean (i)  the Executive's failure, in the Company's judgment, to follow the reasonable directions of the Board of Directors or its designee or the Chief Executive Officer of the Company or his or her designee and the failure to cure such failure, if such failure is capable of being cured, to the Company's satisfaction within ten (10) days after receipt of written notice from the Board of Directors or its designee or the Chief Executive Officer of the Company or his or her designee specifying the particulars of the failure; (ii) any intentional misconduct by the Executive in connection with the Company's business or relating to the Executive's duties hereunder, or any willful violation of any laws, rules or regulations applicable to the Company; (iii) the Executive's material failure to comply with the Company's policies or guidelines of employment or corporate governance policies or guidelines, including, without limitation, any business code of ethics adopted by the Company; (iv) any act of fraud, misappropriation or embezzlement by the Executive, whether or not such act was committed in connection with the business of the Company; (v) a breach of this Agreement that, if such breach is capable of being cured, is not cured by the Executive within ten (10) days of written notice by the Company of the breach; or (vi) the conviction of the Executive of, or the Executive's pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company.

(D)  A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
(I)
any Persons other than Rawson Haverty, Mrs. Betty Haverty Smith, and their spouses, lineal descendants, heirs, administrators or representatives or any Person controlled (directly or indirectly) by any of them is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, as such term is defined in the rules and regulations of the Securities and Exchange Commission) that together with equity securities held by such Persons represent more than 50% of the combined voting power of the Company's then outstanding securities; or

(II)  any Persons, other than Rawson Haverty, Mrs. Betty Haverty Smith, and their spouses, lineal descendants, heirs, administrators or representatives or any Person controlled (directly or indirectly) by any of them acquire (or have acquired during the 12-month period ending on the date of the most recent acquisition by such Persons) ownership of equity securities of the Company possessing 30% or more of the total voting power of the equity securities of the Company;

(III)  during any period of one year (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (I), (II) or (IV) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or(IV)the consummation of a sale or disposition by the Company of all or substantially all the Company's assets.

(E)  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(F)  "Company" shall mean the Haverty Furniture Companies, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 20(D) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

(G)  "Date of Termination" shall have the meaning stated in Section 7.02 hereof.

(H)  "Disability" shall mean the inability of the Executive, as reasonably determined by the Company, to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.  At the request of the Executive or his or her personal representative, the Company's determination that the Disability of the Executive has occurred shall be certified by a physician mutually agreed upon by the Executive, or his or her personal representative, and the Company.

(I)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(J) "Executive" shall mean the individual named in the first paragraph of this Agreement.

(K)  "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or after any Potential Change in Control under the circumstances described in the second sentence of Section 6.01 hereof (treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act:

(I)
the assignment to the Executive of any duties inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or  responsibilities from those in effect immediately prior to the Change in Control, or any other action by the Company which results in a material diminution in the Executive's authority, duties, or responsibilities;

(II)
a material reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time; provided, however, that the parties agree that, for purposes of this Agreement, a reduction in the Executive's annual base salary by five percent (5%) or more shall be considered material;

(III)  the relocation of the Company's principal executive offices to a location outside a fifteen (15) mile radius from the city limits of Atlanta, Georgia (or, if different, a fifteen (15) mile radius from the city limits in which such offices are located immediately prior to the Change in Control) or the Company's requiring the Executive to be based anywhere other than the metropolitan area in which the Executive is based immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

(IV)  any other action or inaction that constitutes a material breach by the Company of the Agreement, including but not limited to any failure by the Company to comply with and satisfy Section 10.01 hereof.

The Executive shall provide notice to the Company of the existence of Good Reason described in this Section within a period not to exceed ninety (90) days of the initial existence of the condition, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies.  The Company shall have thirty (30) days following the receipt of such notice within which to correct, rescind or otherwise reverses the occurrence supporting termination for Good Reason as identified by the Executive.  If such event has not been cured within such 30-day period, the Executive's Date of Termination for Good Reason must occur within a period of 150 days after the initial existence of the Good Reason condition.

(L)  "Notice of Termination" shall have the meaning stated in Section 7.01 hereof.

(M)  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(N)  "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied;

(I)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or
(II)	the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control.

(O) "Severance Payments" shall mean those payments described in Section 6.01 hereof.

(P) "Total Payments" shall mean those payments described in Section 6.02 hereof.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals all as of the day and year first above written.

HAVERTY FURNITURE COMPANIES, INC.

By:
Name:
Title:President and Chief Executive Officer

EXECUTIVE

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